Exhibit 99.2

Agile Therapeutics Regulatory Update Conference Call Script

Conference Call Operator

Good day, ladies and gentlemen and welcome to the Agile Therapeutics regulatory update conference call and webcast.

All participants are currently in listen-only mode.  Following the prepared remarks, we will open the lines for a question-and-answer session.  As a reminder, this conference call may be recorded.

At this time, I will turn the call over to Geoff Gilmore, General Counsel of Agile Therapeutics.

GEOFF GILMORE, GENERAL COUNSEL

Geoff Gilmore

Thank you, Operator, and good morning, everyone.

The press release announcing the regulatory update for Agile’s lead product candidate, Twirla®, also known as AG200-15, an investigative once-weekly prescription contraceptive patch, was issued on December 22, 2017. For those of you who have not yet seen it, you will find it posted in the “Investors” section of our website at www.agiletherapeutics.com.

Joining us on our call today from Agile are Al Altomari, our Chairman and Chief Executive Officer, Dr. Elizabeth Garner, our Chief Medical Officer; Renee Selman, our Chief Commercial Officer; and Scott Coiante, our Chief Financial Officer.

Before we begin our prepared remarks, I would like to remind you that various statements we make during this call about the Company’s business, clinical and product development, regulatory strategy and plans, and objective for Agile’s future operations, are considered forward-looking statements within the meaning of the federal securities laws. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time.  Further information on the factors and risks that could affect our business, financial conditions and results of operations, including those mentioned in the forward-looking statements, are contained in Agile Therapeutics’ filings with the U.S. Securities and Exchange Commission which are available at www.sec.gov. These forward-looking statements are based on information available to Agile today, and we assume no obligation to update statements as circumstances change.

An audio recording and webcast replay for today’s conference call will also be available online in the “Investors” section of our website. For the benefit of those who may be listening to the replay or archived webcast, this call was held and recorded on December 22, 2017.

At this time, I would like to turn the call over to Al Altomari.

Al Altomari, Chairman and Chief Executive Officer

Al Altomari

Thank you Geoff.

Good morning everyone.

Clearly, we are disappointed with getting a CRL.

In our Press Release today we described three deficiencies or areas of concern in the CRL:

•                  First, the quality adhesion test methods

•                  Second, observations identified during an inspection of a facility of our third-party manufacturer, Corium International

•                  Lastly, questions relating to our in-vivo adhesion properties and their potential relationship to the SECURE phase 3 clinical trial results

I will talk about the first two deficiencies, then talk about our cash position.  I will then ask Dr. Beth Garner to address the clinical side of the CRL and then conclude with our planned path forward.  After Beth’s remarks we will take questions.

Let me describe the quality adhesion test methods that were cited in the CRL.

The first test method has to do with tack.  Tack is measured by touching the adhesive side of the patch with a probe.

The second test method has to do with adhesion.  In this test a patch is placed on steel and the computer measures the adhesion as the patch is mechanically pulled off the steel.

In an information request we received in November, the FDA asked questions about tack and adhesion, and in the case of our adhesion test method they suggested we redevelop that method.  Agile submitted an amendment to the NDA on December 1st addressing all of the FDA’s questions.  The amendment also included a new test method for adhesion that we qualified.  It’s worth mentioning, we followed the FDA recommendations on how to develop a new adhesion method.  In summary, we believe our amendment on December 1st should address this deficiency.

The second deficiency was identified during a general inspection of Corium which also included Twirla.  In conjunction with this inspection, Corium received a 483.  The Twirla 483 observations were related again to tack and adhesion test methods and were consistent with the information request I just mentioned.  Corium answered the 483 in a timely fashion.

In summary, we believe both manufacturing related deficiencies have been addressed in the Agile amendment submitted on December 1st and the Corium 483 responses submitted on November 20th and December 1st.  As we mentioned in our Press Release, the CRL acknowledges receipt of the Agile December 1, 2017 NDA amendment and states that the amendment was not reviewed prior to the FDA’s action.

I would like to provide you an overview of our cash position.  In our third quarter 2017 financial results release, we stated that we expected our current cash would last into the second quarter of 2018 based on our then current business plan.  We have now postponed all the major launch activities until we meet with the FDA.  In short, we would expect the current cash to now last past the second quarter.  We will update our cash guidance more specifically after the FDA meeting.

I would like to now ask Dr. Beth Garner to summarize the clinical side of the CRL and talk about our path forward.

Elizabeth Garner, Senior Vice President and Chief Medical Officer

Beth Garner

The FDA stated in the CRL, and we agree, that adhesion of the product to skin is critical for its safe and effective use.  Following their points regarding quality adhesion testing methods, the FDA raised some questions as to whether adhesion issues may have contributed, at least in part, to any of the clinical trial results, specifically efficacy and bleeding.  We believe the answer to this question is no, and that our robust clinical data support this conclusion; we also believe that to address this question for the FDA we may need to provide some additional analyses of the data, as well as additional context around how our adhesion data were collected.  Finally, the CRL recommends that the Company address the implications of clinical trial subject patch compliance and the withdrawal and dropout rates.  We will need to meet with the FDA to understand this issue more clearly.  Finally, at the present time we do not believe that additional clinical trial work will be required.

With regard to safety, the FDA stated in the CRL that the profile of Twirla with respect to the known serious risks of hormonal contraception, including thromboembolic events, appears to be similar to that of other combined hormonal contraceptives.

We fully believe that the issues identified in this CRL can be addressed, and as Al stated, we will be actively engaging with the FDA to address these issues as quickly as possible.

At this time, I would like to turn the call back to Al.

Al Altomari, Chairman and Chief Executive Officer

Al Altomari

Thanks Beth.  In conclusion, we intend to request a meeting with the FDA as quickly as possible.  The goal of that meeting is to understand FDA’s questions on the approvability of Twirla and discuss a path forward for approval.  We will provide an update on that meeting once we receive the final meeting minutes.

Thank you again for your interest and support of Agile Therapeutics.  Operator you can now open the line for questions.

OPERATOR

OPERATOR

Thank you.  At this time the lines are open for questions.

The first caller is…..

At the end of Questions and Answer session, the Operator will end the call.

There are no more questions and this will conclude today’s call.  Thank you for joining us.

The End